Exhibit 10.11
Endo, Inc.
9 Great Valley Parkway
Malvern, PA 19355
July 29, 2025
Scott Hirsch
Hirsch.Scott@endo.com
Re: Noncompetition and Consulting Agreement
Dear Scott:
Reference is hereby made to that certain letter between you and Endo, Inc. (the “Company”) dated as of August 26, 2024, as amended by that certain letter between you and the Company dated as of January 6, 2025, and that certain letter between you and the Company dated as of March 13, 2025 (the “Transition Letter” and, collectively, your “Employment Agreement”). In partial consideration for the compensation and benefits provided under the Transition Letter, you hereby agree to the obligations set forth in this letter. The effectiveness of the obligations set forth in this letter (this “Agreement”) is contingent upon the consummation of the transactions (the “Combination”) contemplated by that certain Transaction Agreement, dated March 13, 2025, between Mallinckrodt plc, the Company and Salvare Merger Sub LLC, and if the Combination is not consummated, the rights and obligations set forth in this Agreement shall be void ab inito and of no force or effect. This Agreement shall modify the terms set forth in the Transition Letter. Capitalized terms used in this Agreement will have the meanings given in the Transition Letter and your Employment Agreement.
1.Termination of Employment. You and the Company agree that as of the consummation of the Combination (the “Closing”), you will no longer serve as the interim Chief Executive Officer, but will continue to be employed as a senior advisor to the combined company resulting from the Combination (the “Combined Company”) in a full-time capacity through the date that is 60 days after the later of the Closing or August 15, 2025 (the “Transition Period”). During the Transition Period you will continue to receive the same compensation and benefits as provided for under your Employment Agreement. Upon the end of the Transition Period, your employment will terminate, and such termination will be deemed a resignation for Good Reason since you will no longer have the title of interim Chief Executive Officer or the responsibilities of a principal executive officer of the Company as of the Closing (and you and the Company agree to waive all notice and cure period requirements set forth in the definition of Good Reason). Notwithstanding anything to the contrary in that certain Retention Bonus Letter dated as of April 3, 2025, by and between you and the Company (the “Retention Bonus Letter”), the Second Payment Amount (as defined in the Retention Bonus Letter) will vest and be paid to you in accordance with the terms and conditions set forth in the Retention Bonus Letter, as if your employment with the Company had not terminated.
2.Consulting Services. Following the Transition Period, the Combined Company will engage you as a consultant to provide transitional services for a period of six months following the Transition Period (the “Consulting Period”) specified in Exhibit A as may be reasonably requested by the Chief Executive Officer of the Combined Company (the “Consulting Services”). It is expected that the Consulting Services will be on an as-needed basis and will not require more than 20 hours per month. You will provide the Consulting Services at a location determined in your sole discretion and in a manner which, in your judgment, is a preferable method for providing the Consulting Services, and wherever possible, you shall be entitled to perform the Consulting Services remotely, from a location of your choice. To facilitate the services, you will have weekly scheduled calls with the Company to discuss the various ongoing consulting projects, which calls are cancelable by the Company with 24-hours’ advance notice. Your Company email access will continue through the end of the Consulting Period and any expenses incurred during the Consulting Period in connection with your provision of the Consulting Services will be reimbursable subject to the Company’s expense policy. Consideration for the Consulting Services provided hereunder consists of (i) total payment of $3 million for the entire 6 month Consulting period (the “Consulting Fee”) which is payable according to the payment schedule detailed in paragraph 4, and (ii) contingent upon your making a valid election to continue group health benefits in accordance with COBRA, payment of the full premium under COBRA for you and your dependents for 12 months following after the end of the Transition Period.
3.Non-Competition. Commencing as of the Closing and continuing for twelve (12) months after the end of the Transition Period, you agree that you will not, directly or indirectly, in any state in the United States or in any other jurisdiction from which, at the time of your termination of employment, the Company (together with its subsidiaries) derives at least 10% of its gross revenues, manage, operate, control, be employed by, or render consulting services to, a Competing Business. “Competing Business” means any entity that derives more than 10% of its revenues from the business of marketing pharmaceutical products that compete with Endo’s (x) then-promoted Branded Specialty Franchises or (y) Branded Developmental Indications, including on-market pharmaceutical products or developmental indications within: (A) the urological therapeutic area relating to Pyronies Disease and Urethral Stricture, (B) the orthopedic therapeutic area relating to Dupuytren’s Contracture, Hammer Toe, Plantar Fibromatosis, Plantar Fasciitis, and Arthofribrosis of the Knee post Knee Arthroplasty, and/or (C) the hormone replacement therapeutic area relating to Pediatric Central Precocious Puberty or Male Testosterone Replacement. Notwithstanding the foregoing, you may (x) own up to a 5% passive ownership interest in any public or private entity, and (y) serve on the board of directors or managers of any Competing Business for which the Business is an immaterial part of its overall business, provided that you recuse yourself from making management decisions relating to the Business. In addition, it shall not be a violation of this paragraph for you (i) to provide services to (whether as a director, employee, manager, consultant advisor or in any other capacity) or engage in activities involving a subsidiary, division or affiliate of a Competing Business where such subsidiary, division or affiliate is not engaged in the Business; (ii) own any interest in, or provide any services to (whether as a director, employee, manager, consultant advisor or in any other capacity) any entity that is, or is a general partner in, or manages or participates in managing, a private or public fund (including a hedge fund) or other investment vehicle, which is engaged in or makes venture capital investments, leveraged buy-outs, investments in public or private companies, other forms of private or alternative equity transactions, or in public equity transactions, provided that in connection therewith, you do not have an active role in the management of the Competing Business; or (iii) provide services to (whether as a director, employee, manager, consultant advisor or in any other capacity) an affiliate of a Competing Business if you do not provide services, directly or indirectly, to the Competing Business and the basis of the affiliation is solely due to common ownership. For the avoidance of doubt, you shall remain bound by all other post-employment obligations under Section 5 of the Employment Agreement.
If the noncompetition obligation contained in this paragraph 3 is determined by a court of competent jurisdiction not to be enforceable in any respect, you and the Company agree that it is the intention of the parties that such provisions should be modified such that they are enforceable to the maximum extent permitted under applicable law and that such court shall be instructed to reform this Agreement to make such obligation enforceable in accordance with the intent of the parties. You acknowledge that a material part of the inducement for the Company to provide the compensation and benefits provided in the Transition Letter is your obligation set forth in this paragraph 3, that such covenants relate to special, unique and extraordinary matters, and that a violation of any of such covenants will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, you agree that, if you breach any of such noncompetition covenant during or following termination of your employment, the Company shall be entitled (i) to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining you from committing any violation of such covenants and (ii) to cease paying you any of the compensation described in the Transition Letter. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) reasonably determines.
In compensation for the noncompetition obligation, consistent with the Transition Letter, provided that you sign and do not revoke the release agreement set forth as Exhibit B hereto, and subject to your compliance with this Agreement after the Transition Period, you will receive a total of $9 million for the entire 12 month Non-Competition period less the Consulting Fee (resulting in an aggregate net payment of $6 million) which is payable according to the payment schedule detailed in paragraph 4.
You acknowledge and agree that, during the Consulting Period, your relationship with the Combined Company will be that of an independent contractor and not that of an employee and as such you will be issued a 1099 for your services. You will not be considered or classified as an employee of the Combined Company or any member of the Affiliated Group for any purpose and you will neither receive nor be eligible to receive any employee, health, welfare, or retirement benefit in consideration for providing the Consulting Services, other than the COBRA premium payments that are detailed above in paragraph 2. The Company will not, and will have no obligation to, withhold or remit any income or payroll taxes that may apply to the compensation paid under this Agreement. You agree that you are solely responsible for any federal, state and local taxes owed by you in connection with the compensation paid under this Agreement, and you will reimburse the Company for any liabilities it may incur for any such taxes owed by you (including as a result of its not withholding and remitting taxes on your behalf).
4.Payment Schedule. Solely to streamline cash flow of the consideration, the sum of the consideration for Consulting Services (detailed above in paragraph 2) and Non-Competition obligation (described above in paragraph 3), shall be paid in equal monthly installments over a 12-month period beginning after the end of the Transition Period in the amount of $750,000 monthly, for a total of $9,000,000.
5.Section 409A. The intent of the parties is that payments and benefits under this Agreement (as amended by this Agreement) be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”); accordingly, to the maximum extent permitted, the Employment Agreement shall be interpreted consistent with such intent. With respect to any payments or benefits that are considered deferred compensation under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the provision of any such payments or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if on the date of your termination you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (A) the first day following the six-month anniversary of the date of your separation from service, and (B) the date of your death, to the extent required under Section 409A. It is agreed and understood that the amounts payable to you under paragraph 3 constitute deferred compensation subject to Section 409A and therefore all payments and benefits that would have otherwise been paid to you during the six-month period immediately following your separation from service will be delayed and paid to you in a lump sum during the first ten business days following the six-month anniversary of your termination of employment, and any remaining payments and benefits due under this Agreement shall be paid or provided on the dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by you, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Section 409A, any installment payment hereunder shall be treated as a right to receive a series of separate and distinct payments.
6.Miscellaneous. You acknowledge and agree that each member of the Affiliated Group is an intended third-party beneficiary of the obligations set forth in this Agreement and may enforce the terms of this Agreement independently of any other member of the Affiliated Group. This Agreement together with the Employment Agreement (as amended hereby) constitutes the complete agreement between you and the Company regarding your compensation and employment with the Company and supersedes and replaces all prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company. This Agreement may not be amended or modified, except by an express written agreement signed by both you and the lead independent director of the Board. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment or engagement with the Company or the Combined Company or any other relationship between you and the Company or the Combined Company will be governed by the laws of the State of Delaware, without regard to principles of conflicts of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the United States District Court for the Eastern District of Pennsylvania or, if federal jurisdiction does not exist, the state courts located in Chester County, PA. Except as amended in this Agreement, the Employment Agreement shall remain in effect in accordance with its terms. Please indicate your agreement with this amendment by countersigning this Agreement below.

Sincerely,

/s/ Paul Herendeen
Paul Herendeen
Chairman of the Board of Directors

Acknowledged and agreed:

/s/ Scott Hirsch
Scott Hirsch

Exhibit A
Consulting Services
•Assist with transition of CEO responsibilities of Endo business to CEO of Mallinckrodt and other members of Mallinckrodt’s management team.
•Assist with internal reorganization of generics pharmaceuticals and sterile injectables business, including knowledge transfer, integration of systems, and ensuring continuing of customer relationships.
•Providing assistance to board members and management to assist with continuity of projects and relationships.
•Other services as may be reasonably requested by the Chief Executive Officer of Mallinckrodt related to specific projects in which Mr. Hirsch was materially involved during his employment with Endo, or about which Mr. Hirsch has specific knowledge.

Exhibit B
RELEASE AGREEMENT
THIS RELEASE AGREEMENT (the “Release”) is made by and between Scott Hirsch (“Executive”) and Endo, Inc. (the “Company”). All capitalized terms used but not defined in the Release shall have the meanings given in the Employment Offer Letter or the Non-Compete Agreement (each as defined below), as applicable.
1.Executive agrees and acknowledges that, effective as of [October 15], 20251, Executive’s employment with the Company was terminated and that in connection with such termination, and conditioned upon Executive’s execution, non-revocation and compliance with all of the terms of the Release, Executive will be entitled to receive payments (the “Non-Competition and Consulting Payments”) for Executive’s agreement to a noncompetition obligation and the provision of consulting services, each as described in that certain letter between Executive and the Company dated July 28, 2025 (the “Non-Compete Agreement”).
2.FOR AND IN CONSIDERATION of the Non-Competition and Consulting Payments, Executive, for and on behalf of Executive and each of Executive’s heirs, successors, assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their respective officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date Executive executes the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Executive’s Employment Offer Letter with the Company dated as of August 26, 2024 (as amended by those certain letter agreements dated January 6, 2025 and March 13, 2025) (collectively, the “Employment Offer Letter”); (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, Executive Order 11246 , the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, the New York State Human Rights Law, the New York Labor Law and the New York Civil Rights Law and/or the applicable state or local law or ordinance against discrimination , each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any right to indemnification that may exist from time to time under the Company’s or any of its affiliates’ certificate of incorporation or bylaws, or state law or any other indemnification agreement entered into between Executive and the Company or any of its affiliates; (b) any rights Executive may have under any applicable general liability and/or directors and officers insurance policy maintained by the Company or any of its affiliates; (c) any rights Executive may have to accrued but unpaid salary, paid time off, or vested benefits under any employee benefit plan; (d) Executive’s right to receive the Non-Competition and Consulting Payments and; and (e) any rights or claims Executive may have that cannot be
1 Date to be 60 days following August 15, 2025

waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.
3.Executive acknowledges and agrees that notwithstanding Executive’s termination of employment, Executive shall be required to comply with all of the obligations set forth in Section 5 of the Employment Offer Letter (including, without limitation, following the end of the Consulting Period (described in the Non-Competition Agreement), the return of property obligations set forth in Section 5(a)(ii) of the Employment Offer letter). If Executive has a personal phone or computer with Company data or applications, following the end of the Consulting Period, Executive shall provide such phone to the Company and otherwise cooperate with the Company in ensuring that Confidential Information is removed from such device (or, the Company may in its discretion, permit Executive to retain a Company phone if Executive cooperates in the removal of Confidential Information). Executive acknowledges and agrees that notwithstanding anything in the Release, the Employment Agreement or any other document to the contrary, nothing prohibits Executive from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (each, a “Government Agency”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company or any of its affiliates. In addition, nothing in the Release is intended to limit Executive’s rights to discuss the terms, wages, and working conditions of Executive’s employment, nor to deny you the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. In addition, Executive acknowledges that Executive understands the notice in Section 5(a)(iv) of the Employment Offer Letter relating to Executive’s rights under the federal Defend Trade Secrets Act of 2016.
4.Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive acknowledges that Executive has had at least forty-five (45) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes, but in any case, not prior to the termination date. Amendments or modifications to the Release, whether material or immaterial, will not re-start or extend such 45-day period. Executive shall have seven (7) days following the date Executive signs the Release to revoke the Release. If Executive wishes to revoke the Release, Executive must do so within such seven-day period by writing to: [Attn: General Counsel, Mallinckrodt plc, 675 McDonnell Blvd., St. Louis, MO 63042.] The Release shall not be effective, and no portion of the Non-Compete and Consulting Payments shall be payable, earlier than the eighth (8th) day after Executive has executed and returned the Release to the Company, assuming that Executive has not revoked the Release prior to such date. Executive acknowledges that Executive has received a certain disclosure regarding the termination program of which the Release is a part.
5.It is understood and agreed by Executive that neither this Release nor any payment made to Executive shall be construed as an admission of any liability or violation or breach of any obligation whatsoever on the part of the Company or any of the other Releasees; any such liability, violation or breach is expressly denied.
6.The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

7.The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Pennsylvania or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of business, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
8.The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
9.The Release shall inure to the benefit of the Company and its successors and assigns. In addition, each of the Releasees is an express third-party beneficiary of the Release and may enforce its terms independent of the Company and any other Releasee.
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IN WITNESS WHEREOF, Executive has executed the Release as of the date and year provided below.
IMPORTANT NOTICE: BY SIGNING BELOW YOU RELEASE AND GIVE UP ANY AND ALL LEGAL CLAIMS, KNOWN AND UNKNOWN, THAT YOU MAY HAVE AGAINST THE COMPANY AND RELATED PARTIES.

Executive

Scott Hirsch

Date:
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